Exhibit 10.1

MOTOROLA MOBILITY HOLDINGS, INC.

2011 Mobility Incentive Plan

Overview

This 2011 Mobility Incentive Plan has been established by Motorola Mobility Holdings, Inc. to retain eligible Employees through competitive rewards, attract premier talent, align individual efforts with business goals, and reward Employees for strong business performance. The Plan is based on successive calendar-year performance periods commencing 1 January 2011. The Plan is being implemented pursuant to the terms and conditions of the 2011 Incentive Compensation Plan, and is subject to the limitations set forth therein with respect to the annual amount payable to each Participant. Terms that begin with initial capital letters have the special meanings set forth in the “Definitions” section below, unless the Committee determines that the context clearly indicates otherwise.

All awards under the Plan are payable solely at the discretion of the Compensation and Leadership Committee (“CLC”); subject to the authority of the MIP Committee to make awards to Participants who are not Covered Persons either at the time of the award or with respect to the Plan Year to which the award relates. The performance factors and formula described below under “Award Guidelines” and “Establishing Performance Measures and Goals” are mere guidelines, and do not create legally binding rights for any Participant. Accordingly, no Participant should expect to receive any award based on past award practices or application of the Plan’s performance guidelines to a particular Plan Year. This is because the CLC and the MIP Committee will make Plan awards solely in their discretion, such that —

(i)	the right of the CLC and the MIP Committee to prospectively or retroactively modify “Individual Performance Factors” (as defined below), as well as to take into account or to disregard any other factors that they consider appropriate, in order to apportion the total awards payable for any Plan Year in a manner that best suits the Company’s needs, goals, and objectives, and

(ii)	the maximum Plan award, in the case of any Participant who is listed in Schedule 1 hereof as a Covered Person for a Plan Year being limited to the amount that the Committee determines according to Schedule 1 based on its application of the “Award Guidelines” with respect to each such Participant.

The foregoing means, for instance, that exactly the same individual performance in different years could result in vastly different Plan awards, as well as in the assignment of vastly different Individual Performance Factors that could range from 0 to the highest allowable factor (with 0 being possible even if performance is satisfactory or better, depending on CLC and MIP Committee discretion about apportioning the Plan’s bonus pool). Because of this level of Company discretion, the following terms and conditions serve only as a general guide for determining amounts payable pursuant to the Plan, and no Participant has a vested right to payment of any particular amount under the Plan, whether or not such Participant is an Employee on the date on which payments are made to Participants.

Eligibility

To be eligible to participate in this Plan, an individual must be:

•	A full-time or part-time Employee of the Company assigned to a Participating Organization;

•	Not a participant in any other annual group incentive or bonus plan (e.g., sales incentive plans, etc.); and

•	The Employee must meet one of the following conditions:

•	The Employee is active on a Company payroll as of the date that the award is paid;

•	The Employee is on a Leave of Absence as of the date that the award is paid;

•	The Employee Retired from the Company during the Plan Year while actively employed or from a Leave of Absence;

•	The Employee died during the Plan Year while actively employed by the Company or while on a Leave of Absence;

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The Employee separated from the Company during the Plan Year under certain circumstances in connection with a reduction in force or restructuring, which circumstances are described in the “Administration” section below; or

•	The Employee separated from the Company during the Plan Year under certain circumstances in connection with a Divestiture, which circumstances are described in the “Administration” section below.

The MIP Committee may modify the foregoing eligibility provisions to exclude groups of Employees on a country-wide or business unit/organizational basis as the MIP Committee deems necessary or appropriate. Employees should be aware that meeting the eligibility requirements above does not guarantee or create a vested right in any award.

Award Guidelines

Awards will be determined and paid after the close of each Plan Year on which the awards are based. The award amount may be based in whole or in part on Eligible Earnings, the Target Award Percentage, and the Business and Individual Performance Factors, as follows:

Award	=	Eligible Earnings	*	Target Award Percentage	*	Business Performance Factor	*	Individual Performance Factor

Target Award Percentages and Eligible Earnings for each Plan Year for Participants who are Covered Persons shall be determined by the CLC during the first quarter of the Plan Year. Target Award Percentages for each Plan Year for all other Participants shall be determined by salary grade by country by the MIP Committee; subject to the discretion of the MIP Committee to make, in its discretion, individualized determinations for any Participant or group of Participants other than Covered Persons. Business Performance Factors shall be based on financial and non-financial factors as may be determined by the CLC in its complete discretion.

Individual Performance Factors are based on the performance of the Participants in contributing to the Company’s business performance. Managers will select an Individual Performance Factor for each Participant; provided, however, that Individual Performance Factors are limited to the range of 0x to 3x. The MIP Committee may determine additional limitations and guidelines regarding the selection of

Individual Performance Factors. The Individual Performance Factor selected for any Participant may be modified, within the range authorized herein, by the CLC, at its sole discretion, at any time up to, and including, the date on which payments are made to Participants for a Plan Year; provided that the MIP Committee may make such discretionary modifications with respect to any Participants other than Covered Persons.

Establishing Performance Measures and Goals

Annually, the CLC will establish the following for the Plan Year no later than the 90th day of the Plan Year:

•	Performance measures – the specific financial and/or non-financial measures that will be used to determine the Business Performance Factors for that year, and the relative weighting of each measure.

•	Payout scales – for the Company and its business units, the specific performance minimums, targets, and maximums and the corresponding percentage payout.

At the end of the Plan Year, the Committee will review full year performance and the corresponding management recommendations regarding each Business Performance Factor. The CLC, in its discretion, will determine the final Business Performance Factor.

Payout Process

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All awards will be paid in cash. Payment will be made as soon as administratively practical during (and, in the absence of unforeseeable circumstances, not later than April 30th of) the calendar year immediately following the close of a Plan Year (unless a Participant makes an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended, to defer payment of a portion of the Participant’s award, in which case such payment, if any, shall be made in accordance with such election).

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A Participant does not earn, and shall have no right to receive, any award payment under this Plan until that award is paid, and the maximum Plan award, in the case of any Participant who is a Covered Person, shall not exceed the amount that the Committee determines according to Schedule 1 based on its application of the formula set forth above under “Award Guidelines” to such Participant.

General Provisions

•	Awards are subject to all applicable withholding taxes and other required deductions, as determined by the Company in its discretion.

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The Plan will not be available to Employees who are subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the MIP Committee.

•	This Plan does not constitute a guarantee of employment nor does it restrict the Company’s rights to terminate employment at any time or for any reason.

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The Plan and any individual award are offered gratuitously at the sole discretion of the Company. The Plan merely serves as a general guide for determining individual awards, and does not create vested rights of any nature nor does it constitute a contract of employment, a promise for earned income, or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Determination of a specific award amount does not create an earned or vested right in any Participant to payment on or before such date in which such award is paid. Nor does the Plan restrict the Company’s rights to increase or decrease the compensation of any Employee, except as otherwise required under applicable law.

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Except as explicitly provided by law, the awards under this Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Awards are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

•	Except as explicitly provided by law, this Plan is provided at the Company’s sole discretion and the CLC may modify or terminate the Plan at any time, prospectively or retroactively,

without notice or obligation for any reason (subject to the discretion of the MIP Committee to take any of the foregoing action at any time and from time to time with respect to Participants other than Covered Persons). In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

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All awards to Covered Persons are subject to the terms and conditions of the Recoupment Policy. The Recoupment Policy provides for determinations by the Company’s independent directors of a Policy Restatement. In the event of a Policy Restatement, the Company’s independent directors may require, among other things, reimbursement of the gross amount of any bonus or incentive compensation paid to the Covered Person hereunder if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon the Covered Person. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

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The Plan shall not be funded in any way. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards. To the extent any person acquires a right to receive payment under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.

•	Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Administration

•	The CLC has the overall responsibility for administering and amending this Plan, subject to the following:

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Except to the extent the potential award to a Participant who is a Covered Person for a Plan Year could be increased (such increases being prohibited after the 90th day of such Plan Year), the CLC, in its discretion, can for good reason modify the Business Performance Factors at any time on or before the Company’s payment of awards for the associated Plan Year, and can at any time and from time to time include or exclude individual items from the calculation of the Business Performance Factors.

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The CLC has delegated to the MIP Committee the authority to manage the day-to-day administration of the Plan including without limitation the discretionary authority to (i) administer and interpret the terms of the Plan, and (ii) amend the Plan only as necessary or desirable to reflect any ministerial, administrative or managerial functions; provided that any such amendment does not alter the Business Performance Factor once established by the CLC for any Plan Year and provided that any such amendment does not increase the total payout under the Plan unless such increase is minor and due to increased Target Award Percentages, additional Participants, or other administrative changes.

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The CLC delegates to the Chief Executive Officer of the Company the authority to make adjustments to (i) the final Business Performance Factors, and (ii) any Individual Performance Factors for Participants other than himself, including the authority to adjust any Individual Performance Factor for any Participant in excess of the 3x multiple described above; provided, however, that such adjustments shall be subject to approval by the CLC, and shall not (I) increase the amount payable to any Covered Person, or (II) change the aggregate cost of Plan awards beyond ten percent (10%) above or below the aggregate amount generated by application, to the Company’s full year performance results, of the performance measures and payout scales as approved by the CLC.

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The CLC will approve the final Business Performance Factors, following a review of the underlying calculations, including any adjustments to the performance measures during the course of or with respect to the performance year.

•	The CLC will approve at the close of the Plan Year the aggregate dollar payout amount. Approval of the aggregate dollar payout amount does not create an earned or vested right to payment in any Participant and individual awards are subject to modification in accordance with the terms set forth above, on or before the date on which such awards are paid.

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Notwithstanding the foregoing, the CLC specifically reserves to itself the authority to set the initial Target Award Percentage and to determine any final award payment for any Participant who is a Covered Person.

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Any claims for payments under the Plan or any other matter relating to the Plan must be presented in writing to the MIP Committee within 60 days after the event that is the subject of the claim. The MIP Committee will then provide a response within 60 days, which shall be final and binding.

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Because employee retention is an important objective of this Plan and awards do not bear a precise relationship to time worked within the calendar year, individual performance during the Plan Year, or length of service with the Company, the following guidelines apply to Participants who separate from employment (payroll) prior to the end of the Plan Year:

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If the reason for separation is death or Retirement, whether or not the Participant is then on a Leave of Absence, the Participant shall be eligible for a pro rata award using Eligible Earnings for the time actually worked during the Plan Year. Any such award payable on behalf of a deceased Participant shall be paid to the decedent’s estate.

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If (i) the reason for the Participant’s separation from employment is a reduction in force or restructuring, and (ii) the Participant receives separation pay and/or benefits as part of a group-wide voluntary or involuntary separation plan, and (iii) in locations where the receipt of some or all of such separation pay or benefits is conditioned on the Participant signing a release or waiver of claims against the Company, the Participant has signed such release or waiver, and (iv) the Participant is not an appointed vice president or elected officer of Motorola Mobility Holdings, Inc., Motorola Mobility, Inc. or any of their subsidiaries or affiliates, the Participant shall be eligible for a pro rata award using Eligible Earnings for the time actually worked during the Plan Year.

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If the reason for separation is due to a Divestiture that requires Board of Directors approval, then the CLC, in its discretion, shall determine if the Participant is eligible for an award, if any. If the reason for separation from employment is due to a Divestiture that does not require Board of Directors approval, then the MIP Committee shall determine, in its discretion, if the Participant is eligible for an award, if any.

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For any other Participant who separates from employment prior to the payment date for awards with respect to a Plan Year, such Employee shall not receive any award under this Plan for such Plan Year. Exceptions can only be made with the approval of the Chief People Officer, or as otherwise required by law.

•	A Participant on any type of Leave of Absence shall not be considered to be actually working during the Leave of Absence for purposes of this Plan.

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Awards for transferred, promoted or demoted Participants will be calculated using (i) the Individual Performance Factor assigned at the end of the Plan Year (unless modified by the CLC prior to payment of the award, in which event the modified Individual Performance Factor will be used) and (ii) the Target Award Percentages and Business Performance Factors prorated for the portions of the Plan Year the Participant was assigned different target awards or was in different Participating Organizations during the Plan Year; provided, however, that the Target Award Percentage and Eligible Earnings may not be increased without CLC approval for any Participant who is a Covered Person for the Plan Year.

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The MIP Committee may modify the foregoing administrative provisions as it deems necessary or appropriate to apply to groups of employees on a country-wide or business unit/organizational basis as it deems necessary or appropriate.

Definitions

Company: Motorola Mobility Holdings, Inc. and its subsidiaries and affiliates.

CLC: the Compensation and Leadership Committee of the Company’s Board of Directors.

Covered Persons: officers (as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company.

Divestiture: the sale, lease, outsourcing arrangement, spin off or similar transaction wherein a subsidiary is sold or whose shares are distributed to the stockholders of Motorola Mobility Holdings, Inc., or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Company or a subsidiary.

Eligible Earnings: the MIP Committee will determine Eligible Earnings for Employees in each country, consistent with their respective legal and practical requirements; provided that the Eligible Earnings for any Covered Person will not exceed the person’s annual base salary as determined based on Eligible Earnings for the period from January 1 to March 31 of the relevant Plan Year. The MIP Committee may determine inclusions and exclusions from Eligible Earnings to apply to groups of employees on a country-wide or business unit/organizational basis as the MIP Committee deems necessary or appropriate.

Employee: a person in an employee-employer relationship with the Company whose base wage or base salary is processed for payment by the payroll department(s) of the Company or a subsidiary and not by any other department of the Company. The term Employee shall exclude the following:

•	Any independent contractor, consultant, or individual performing services for the Company who has entered into an independent contractor or consultant agreement;

•	Any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for services;

•	Any person classified by the Company as a temporary or contract labor (such as black badges, brown badges, contractors, contract employees, job shoppers) regardless of the length of service; and

•	Any “leased employee” as defined in Section 414(n) of the U.S. Internal Revenue Code of 1986, as amended.

Such individuals shall be precluded from retroactive participation in the Plan even if a court or governmental or regulatory entity subsequently reclassifies such individuals as common law employees of the Company on a retroactive basis.

Incentive Compensation Plan: the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan, as amended, or any successor plan.

Leave of Absence: an approved leave of absence.

MIP Committee: a committee to which the CLC may delegate certain powers and duties as described above. Unless otherwise determined, the MIP Committee will consist of the Company’s Chief People Officer (Chairman), the Company’s Chief Financial Officer, and the Company’s General Counsel. The MIP Committee may establish self-governance procedures such as by-laws, and shall keep minutes regarding all actions taken by the MIP Committee. Notwithstanding the foregoing the Chief Executive Officer of the Company may act on behalf of the MIP Committee with respect to any matter within its authority (in any such instance, the Chief Executive Officer shall be subject to all terms and conditions of the Plan that relate to the MIP Committee).

Participant: an Employee who meets the eligibility requirements set forth above.

Participating Organization: any subsidiary or affiliate of the Company, except those that are designated in writing by the CLC.

Plan: the 2011 Mobility Incentive Plan, as amended from time to time.

Plan Year: calendar-year performance periods commencing each 1 January.

Policy Restatement: a restatement of the Company’s financial results caused by the intentional misconduct of a Covered Person.

Recoupment Policy: the Company’s Policy Regarding Recoupment of Incentive Payments upon a Policy Restatement, as it may be amended from time to time.

Retired or Retirement: this Plan utilizes the definition of “retiree” and retirement that appears in the Company’s 401(k) or other primary retirement plan covering the Participant in the case of normal or early retirement.

Applicable Law

To the extent not preempted by federal law, or otherwise provided by local law, the Plan will be construed in accordance with, and governed by, the laws of the state of Delaware without regard to any state’s conflicts of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.